Exhibit 99.1

Item 8. Financial Statements and Supplementary Data

90

Report of Independent Registered Public Accounting Firm

To the Board of Directors and Stockholders of ACELYRIN, INC.

Opinion on the Financial Statements

We have audited the accompanying consolidated balance sheets of ACELYRIN, INC. and its subsidiary (the "Company") as of December 31, 2024 and 2023, and the related consolidated statements of operations and comprehensive (loss), of redeemable convertible preferred stock and stockholders’ equity (deficit) and of cash flows for the years then ended, including the related notes (collectively referred to as the "consolidated financial statements"). In our opinion, the consolidated financial statements present fairly, in all material respects, the financial position of the Company as of December 31, 2024 and 2023, and the results of its operations and its cash flows for the years then ended in conformity with accounting principles generally accepted in the United States of America.

Basis for Opinion

These consolidated financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on the Company’s consolidated financial statements based on our audits. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (PCAOB) and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

We conducted our audits of these consolidated financial statements in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the consolidated financial statements are free of material misstatement, whether due to error or fraud. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. As part of our audits we are required to obtain an understanding of internal control over financial reporting but not for the purpose of expressing an opinion on the effectiveness of the Company's internal control over financial reporting. Accordingly, we express no such opinion.

Our audits included performing procedures to assess the risks of material misstatement of the consolidated financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the consolidated financial statements. Our audits also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the consolidated financial statements. We believe that our audits provide a reasonable basis for our opinion.

/s/ PricewaterhouseCoopers LLP

San Diego, California

March 19, 2025

We have served as the Company’s auditor since 2022.

91

ACELYRIN, INC. Consolidated Financial Statements

Consolidated Balance Sheets

(in thousands, except share and per share data)

	December 31,
	2024	2023
Assets
Current assets
Cash and cash equivalents	$73,890	$218,097
Short-term marketable securities	373,990	503,229
Prepaid expenses and other current assets	33,107	15,312
Total current assets	480,987	736,638
Prepaid expenses and other assets, non-current	1,223	2,678
Operating lease right-of-use asset	6,752	1,195
Property, plant and equipment, net	1,635	2,179
Restricted cash	544	—
Total assets	$491,141	$742,690
Liabilities, redeemable convertible preferred stock and stockholders’ equity (deficit)
Current liabilities
Accounts payable	$4,888	$41,920
Accrued research and development expenses	11,042	35,436
Accrued compensation and other current liabilities	9,297	6,833
Severance liability	1,351	970
Total current liabilities	26,578	85,159
Operating lease liability, non-current	6,270	1,194
Total liabilities	32,848	86,353
Stockholders’ equity (deficit)
Common stock, par value of $0.00001 per share; 790,000,000 shares authorized as of December 31, 2024 and 2023; 100,452,061 and 97,865,890 shares issued and outstanding as of December 31, 2024 and 2023, respectively	1	1
Additional paid-in capital	1,195,243	1,144,893
Accumulated other comprehensive (loss) income	(6)	162
Accumulated deficit	(736,945)	(488,719)
Total stockholders’ equity (deficit)	458,293	656,337
Total liabilities, redeemable convertible preferred stock and stockholders’ equity (deficit)	$491,141	$742,690

The accompanying notes are an integral part of these consolidated financial statements.

92

ACELYRIN, INC. Consolidated Financial Statements

Consolidated Statements of Operations and Comprehensive Loss

(in thousands, except share and per share data)

	Year Ended December 31,
	2024	2023
Operating expenses:
Research and development	$238,055	$355,886
General and administrative	66,809	66,178
Restructuring charges	11,394	—
Total operating expenses	316,258	422,064
Loss from operations	(316,258)	(422,064)
Change in fair value of derivative tranche liability	—	10,291
Interest income	31,209	30,555
Other income (expense), net	36,823	(423)
Net loss	$(248,226)	$(381,641)
Other comprehensive loss
Unrealized (loss) gain on short-term marketable securities, net	(168)	248
Total other comprehensive (loss) gain	(168)	248
Net loss and other comprehensive loss	$(248,394)	$(381,393)
Net loss per share attributable to common stockholders, basic and diluted	$(2.50)	$(5.43)
Weighted-average common shares outstanding, basic and diluted	99,300,282	70,249,580

The accompanying notes are an integral part of these consolidated financial statements.

93

ACELYRIN, INC. Consolidated Financial Statements

Consolidated Statements of Redeemable Convertible Preferred Stock and Stockholders’ Equity (Deficit)

(in thousands, except share data)

	Redeemable Convertible Preferred Stock		Common Stock		Additional Paid-in Capital	Accumulated Deficit	Accumulated Other Comprehensive Gain (Loss)	Total Stockholders’ Equity (Deficit)
	Shares	Amount	Shares	Amount
Balance at December 31, 2022	40,743,522	$396,593	2,767,359	$—	$4,302	$(107,078)	$(86)	$(102,862)
Issuance of common stock in connection with ValenzaBio acquisition (Note 3)	—	—	18,885,731	—	128,735	—	—	128,735
Issuance of common stock upon initial public offering, net of underwriting discounts commissions and issuance costs of $47,354	—	—	34,500,000	—	573,644	—	—	573,644
Conversion of redeemable convertible preferred stock into common stock in connection with initial public offering	(40,743,522)	(396,593)	40,743,522	1	396,592	—	—	396,593
Issuance of common stock upon settlement of restricted stock units, net of shares withheld for taxes	—	—	303,237	—	(8,325)	—	—	(8,325)
Stock-based compensation expense	—	—	—	—	47,318	—	—	47,318
Issuance of common stock under the employee stock purchase plan	—	—	24,164	—	149	—	—	149
Issuance of common stock upon exercise of options	—	—	641,877	—	2,478	—	—	2,478
Net loss	—	—	—	—	—	(381,641)	—	(381,641)
Unrealized gain on short-term marketable securities, net	—	—	—	—	—	—	248	248
Balance at December 31, 2023	—	$—	97,865,890	$1	$1,144,893	$(488,719)	$162	$656,337
Issuance of common stock upon settlement of restricted stock units, net of shares withheld for taxes	—	—	618,347	—	(1,937)	—	—	(1,937)
Stock-based compensation expense	—	—	—	—	44,957	—	—	44,957
Issuance of common stock under the employee stock purchase plan	—	—	179,040	—	574	—	—	574
Issuance of common stock upon exercise of options	—	—	1,788,784	—	6,756	—	—	6,756
Net loss	—	—	—	—	—	(248,226)	—	(248,226)
Unrealized gain on short-term marketable securities, net	—	—	—	—	—	—	(168)	(168)
Balance at December 31, 2024	—	$—	100,452,061	$1	$1,195,243	$(736,945)	$(6)	$458,293

The accompanying notes are an integral part of these consolidated financial statements.

ACELYRIN, INC. Consolidated Financial Statements

Consolidated Statements of Cash Flows

(in thousands)

	Year Ended December 31,
	2024	2023
Cash flows from operating activities:
Net loss	$(248,226)	$(381,641)
Adjustments to reconcile net loss to net cash used in operations:
Stock-based compensation expense	44,957	47,318
Income from sale of asset	(7,000)	—
Expense related to acquired in-process research and development assets	—	133,057
Net amortization of premiums and accretion of discounts on short-term marketable securities	(18,413)	(10,495)
Change in fair value of derivative tranche liability	—	(10,291)
Depreciation and amortization expense	423	115
Loss on disposal of property, plant and equipment	1,369	—
Non-cash lease expense	321	153
Changes in assets and liabilities:
Prepaid expense and other current assets	(19,573)	(11,313)
Prepaid expenses and other assets, non-current	1,455	1,528
Accounts payable	(37,032)	34,443
Accrued research and development expenses	(24,394)	24,914
Accrued compensation and other current liabilities	2,464	1,691
Operating lease liability	(653)	(154)
Severance liability	381	970
Net cash used in operating activities	(303,921)	(169,705)
Cash flows from investing activities
Proceeds from sale of asset	7,000	—
ValenzaBio assets acquisition cash acquired, net of acquisition costs	—	10,007
Cash paid to acquire in-process research and development assets	—	(10,000)
Purchase of marketable securities	(827,801)	(956,512)
Proceeds from maturities of short-term marketable securities	966,897	373,359
Sales of marketable securities	10,016	137,696
Purchase of property, plant and equipment	(1,247)	(2,294)
Net cash provided by (used in) investing activities	154,865	(447,744)
Cash flows from financing activities
Issuance of common stock upon initial public offering, net of commissions and issuance costs	—	574,134
Proceeds from exercise of common stock options and issuance of common stock upon settlement of restricted stock units, net of shares withheld for taxes, under the employee stock purchase plan	7,330	2,627
Taxes paid related to net share settlement of restricted stock units	(1,937)	(8,325)
Net cash provided by financing activities	5,393	568,436

ACELYRIN, INC. Consolidated Financial Statements

Net decrease in cash, cash equivalents and restricted cash	(143,663)	(49,013)
Cash, cash equivalents, and restricted cash at beginning of year	218,097	267,110
Cash, cash equivalents and restricted cash at end of year	$74,434	$218,097
Supplemental disclosure of cash flow information:
Conversion of 40,743,522 shares of redeemable convertible preferred stock upon the closing of initial public offering	$—	$396,593
Common stock issued in connection with ValenzaBio acquisition	$—	$128,735
Right-of-use assets obtained in exchange for operating lease liability	$6,106	$1,348

The accompanying notes are an integral part of these consolidated financial statements.

ACELYRIN, INC. Consolidated Financial Statements

Notes to the Consolidated Financial Statements

1. Description of Business, Organization and Liquidity

Organization and Business

ACELYRIN, INC. (the “Company”) is a late-stage biopharma company focused on identifying, acquiring, and accelerating the development and commercialization of transformative medicines. The Company was incorporated in the State of Delaware on July 27, 2020. Since its inception, the Company has devoted substantially all of its resources to organizing the Company, hiring personnel, business planning, acquiring and developing its product candidates, performing research and development, enabling manufacturing activities in support of its product development efforts, establishing and protecting its intellectual property portfolio, raising capital, and providing general and administrative support for these activities.

The Company did not have any significant operations from the inception date until August 2021. On August 9, 2021, the Company entered into the License and Collaboration Agreement with Affibody AB, a Swedish company, and licensed worldwide development, manufacturing and commercialization rights to a therapeutic candidate, izokibep, for use in the treatment of inflammatory and autoimmune disorders, excluding rights in certain Asian and Nordic countries. See Note 7 to the consolidated financial statements entitled “Significant Agreements” in this Annual Report on Form 10-K.

On January 4, 2023, the Company closed the acquisition of ValenzaBio, Inc. (“ValenzaBio”) and issued as consideration 18,885,731 shares of its Class A common stock (“Class A Common Stock”). ValenzaBio was a privately held company developing therapies for autoimmune and inflammatory diseases. The ValenzaBio Acquisition (as defined below) added additional assets to the Company’s portfolio, including lonigutamab and SLRN-517. See Note 3 to the consolidated financial statements entitled “ValenzaBio Acquisition” in this Annual Report on 10-K.

Reverse Stock Split

In April 2023, the Company effected a reverse split of shares of the Company’s outstanding common stock and redeemable convertible preferred stock at a ratio 1.972-for-1 (the “Reverse Stock Split”). The number of authorized shares and par value per share were not adjusted as a result of the Reverse Stock Split. All references to shares, restricted stock units (“RSUs”) and restricted stock awards (“RSAs”), options to purchase common stock, share data, per share data, and related information contained in the consolidated financial statements have been retrospectively adjusted to reflect the effect of the Reverse Stock Split for all periods presented.

Initial Public Offering

On May 4, 2023, the Company’s Form S-1 Registration Statement for its initial public offering (the “IPO”) was declared effective, and on May 9, 2023, the Company closed its IPO and issued 34,500,000 shares of common stock at a price to the public of $18.00 per share, including 4,500,000 shares issued upon the exercise of underwriters’ option to purchase additional shares of common stock. The Company received gross proceeds of $621.0 million. Net proceeds were approximately $573.6 million, after deducting underwriting discounts and commissions and offering costs of $47.4 million. The common stock began trading on the Nasdaq Global Select Market on May 5, 2023, under the symbol “SLRN”.

Immediately prior to the IPO closing, each share of the Company’s redeemable convertible preferred stock then outstanding was converted into an equivalent number of shares of Class A Common Stock, and thereafter each share of Class A Common Stock then issued and outstanding was reclassified and became one share of the Company’s common stock.

Open Market Sales Agreement

On November 13, 2024, the Company filed a shelf registration statement on Form S-3 (the “Form S-3”), which was

ACELYRIN, INC. Consolidated Financial Statements

declared effective by the SEC on November 22, 2024. This shelf registration statement covered the offering, issuance, and sale by the Company of up to an aggregate of $400.0 million of its common stock, preferred stock, debt securities and warrants.

On November 13, 2024, the Company entered into a sales agreement with a sales agent to provide for the offering, issuance and sale by the Company of up to $150.0 million of its common stock from time to time in “at-the-market” offerings under the Form S-3 (the "ATM Sales Agreement"). During the year ended December 31, 2024, the Company issued 0 shares of common stock under the ATM Sales Agreement. The Form S-3 will expire in November 2027.

Liquidity

The Company has incurred significant losses and negative cash flows from operations since its inception. During the years ended December 31, 2024 and 2023, the Company incurred net losses of $248.2 million and $381.6 million, respectively. The net loss of $248.2 million in the year ended December 31, 2024 includes $37.0 million of other income related to payments in the first quarter of 2024, $45.0 million in stock-based compensation expense, $14.3 million for termination costs, restructuring charges of $11.4 million, and a one-time payment of $31.0 million to Pierre Fabre upon exercise of its buy-out option. The net loss of $381.6 million in the year ended December 31, 2023 includes $123.1 million of expenses related to acquired in-process research and development assets without alternative future use and $10.0 million license fee payment to Pierre Fabre incurred in connection with the ValenzaBio Acquisition. As of December 31, 2024, the Company had an accumulated deficit of $736.9 million. Cash used in operating activities was $303.9 million and $169.7 million for the years ended December 31, 2024 and 2023, respectively.

The Company has historically financed its operations primarily through the sale of shares of its redeemable convertible preferred stock in private placements and the sale of shares of its common stock in its IPO. As of December 31, 2024, the Company had cash, cash equivalents, restricted cash and short-term marketable securities of $448.4 million. The Company does not have any products approved for sale and has not generated any revenue from product sales to date. The Company expects to continue to incur significant and increasing expenses and substantial losses for the foreseeable future as it continues its development of and seeks regulatory approvals for its product candidates and commercializes any approved products, seeks to expand its product pipeline and invests in its organization. The Company’s ability to achieve and sustain profitability will depend on its ability to successfully develop, obtain regulatory approval for and commercialize its product candidates. There can be no assurance that the Company will ever earn revenue or achieve profitability, or if achieved, that the revenue or profitability will be sustained on a continuing basis. Unless and until it does generate revenue, the Company will need to continue to raise additional capital. Management expects that its cash and cash equivalents and short-term marketable securities will be sufficient to fund its current operating plan and capital expenditure requirements for at least the next 12 months from the date of issuance of these consolidated financial statements.

2. Summary of Significant Accounting Policies

Basis of Presentation

The accompanying consolidated financial statements have been prepared in accordance with accounting principles generally accepted in the United States of America (“U.S. GAAP”) and include operations of the Company and its wholly owned subsidiary, WH 2 LLC (the legal successor of ValenzaBio). WH 2 LLC was formed in contemplation of the Acquisition and did not have any operations and any balances from inception to December 31, 2024.

Use of Estimates

The preparation of financial statements in conformity with U.S. GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities, the disclosure of contingent assets and liabilities at the date of the financial statements, and the reported amounts of expenses during the reporting period. On an ongoing basis, the Company evaluates its estimates and judgments, including but not limited to those related to accrued research and development costs, the fair value of common stock and stock-based compensation expense, the fair value of derivative tranche liability, the valuation of deferred tax assets and uncertain income tax positions, restructuring costs and long-lived

ACELYRIN, INC. Consolidated Financial Statements

asset impairment costs. Management bases its estimates on historical experience and on various other assumptions that are believed to be reasonable under the circumstances, the results of which form the basis for making judgments about the carrying values of assets and liabilities that are not readily apparent from other sources. Actual results may differ materially from those estimates.

Segment Information

The Company has one reportable and one operating segment: clinical biopharma. The clinical biopharma segment researches and develops treatments of diseases with pathology related to excess activation of the immune system. The clinical biopharma segment does not have any products approved for sale and has not generated any revenue from product sales. The Company manages business activities on a consolidated basis.

The accounting policies of the clinical biopharma segment are the same as those described in this summary of significant accounting policies. The chief operating decision maker assesses performance for the clinical biopharma segment and decides how to allocate resources based on the Company’s net loss that also is reported on its consolidated statement of comprehensive loss. The measure of segment assets is reported on the balance sheet as total consolidated assets.  The Company does not have intra-entity sales or transfers.

The Company’s chief operating decision maker is the chief executive officer. The chief operating decision maker uses net loss in deciding whether to invest the Company’s resources into the clinical biopharma segment or otherwise, such as for external acquisitions. Net loss is used to monitor budgeted versus actual results. The chief operating decision maker reviews significant expenses within the clinical biopharma segment for R&D and G&A external costs including licenses, CRO, CMC, transition services, and professional consulting services, and internal costs including personnel and facilities and overhead.

	Year ended
	December 31, 2024	December 31, 2023
Segment R&D:
Internal	$50,253	$39,304
Clinical	53,936	67,869
CMC	94,701	84,984
Other*	18,774	15,131
Milestone payments	31,000	148,598
Total segment R&D	248,664	355,886
Segment G&A:
Internal	48,022	50,636
External	19,563	15,542
Total segment G&A	67,585	66,178
Interest and other income	68,023	40,423
Segment net loss	$248,226	$381,641

*Other R&D costs include materials and supplies, biometrics, program management, quality, regulatory, safety, clinical development medical affairs and translational science expense.

ACELYRIN, INC. Consolidated Financial Statements

Cash and Cash Equivalents

The Company considers all highly liquid investments with original maturities of three months or less from the date of purchase to be cash equivalents. As of each of December 31, 2024 and 2023, the Company’s cash was deposited in a checking and money market account.

Short-Term Marketable Securities

Investments with original maturities of greater than 90 days are classified as available-for-sale marketable securities and consist primarily of U.S. Treasury obligations, corporate debt obligations and federal agency obligations. As the Company’s entire investment portfolio is considered available for use in current operations, the Company classifies all investments as available-for-sale and as current assets, even though the stated maturity may be more than one year from the current balance sheet date. Available-for-sale securities are carried at fair value, with unrealized gains and losses reported in accumulated other comprehensive loss, which is a separate component of stockholders’ equity (deficit) in the consolidated balance sheet.

Interest income includes interest, amortization of purchase premiums and discounts, realized gains and losses on sales of securities and other-than-temporary declines in the fair value of investments, if any.

The amortized cost of securities is adjusted for amortization of premiums and accretion of discounts to maturity, which are both recorded to interest income in the Company’s consolidated statement of operations and comprehensive loss.

Changes in the fair value of available-for-sale securities impact the consolidated statement of operations and comprehensive loss only when such securities are sold if an allowance for credit losses is recognized or if an impairment is recognized. Realized gains and losses on the sale of securities are determined by specific identification of each security’s cost basis. The Company regularly reviews its investment portfolio to determine if any security is impaired, which would require the Company to record an allowance for credit losses or impairment charge in the period any such determination is made. In making this judgment, the Company evaluates, among other things, the duration and extent to which the fair value of a security is less than its cost, its intent to sell or whether it is more likely than not that the Company will be required to sell the security before recovery of its amortized cost basis, the financial condition of the issuer and any changes thereto, and, as necessary, the portion of a decline in fair value that is credit-related. This assessment could change in the future due to new developments or changes in assumptions related to any particular security. Realized gains and losses, allowances for credit losses and impairments on available-for-sale securities, if any, are recorded to interest expense, net in the consolidated statement of operations and comprehensive loss.

Fair Value of Financial Instruments

Fair value is defined as the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date. The carrying amounts of cash equivalents, prepaid expenses and other current assets, accounts payable, accrued expenses and other liabilities, approximate fair value due to their short-term maturities. Financial instruments, such as money market funds, short-term marketable securities and derivative tranche liability are measured at fair value at each reporting date. See Note 4 to the consolidated financial statements entitled “Fair Value Measurements” in this Annual Report on 10-K.

The Company discloses and recognizes the fair value of its assets and liabilities using a hierarchy that prioritizes the inputs to valuation techniques used to measure fair value. The hierarchy gives the highest priority to valuations based upon unadjusted quoted prices in active markets for identical assets or liabilities (Level 1 measurements) and the lowest priority to valuations based upon unobservable inputs that are significant to the valuation (Level 3 measurements). The guidance establishes three levels of the fair value hierarchy as follows:

Level 1—Observable inputs, such as quoted prices in active markets for identical assets or liabilities.

ACELYRIN, INC. Consolidated Financial Statements

Level 2—Observable inputs other than Level 1 prices, such as quoted prices for similar assets or liabilities, quoted prices in markets that are not active, or other inputs that are observable or can be corroborated by observable market data for substantially the full term of the assets or liabilities.

Level 3—Unobservable inputs that are supported by little or no market activity and that are significant to the fair value of the assets or liabilities.

Assets and liabilities measured at fair value are classified in their entirety based on the lowest level of input that is significant to the fair value measurement. The Company’s assessment of the significance of a particular input to the fair value measurement in its entirety requires management to make judgments and considers factors specific to the asset or liability. The Company recognizes transfers into and out of levels within the fair value hierarchy in the period in which the actual event or change in circumstances that caused the transfer occurs.

Concentration of Credit Risk

Cash, cash equivalents, restricted cash and short-term marketable securities are financial instruments that potentially subject the Company to concentrations of credit risk. As of December 31, 2024 and 2023, cash consists of cash deposited with one financial institution and account balances exceed federally insured limits. Management believes that the Company is not exposed to significant credit risk due to the financial strength of this institution.

The Company also has investments in money market funds, U.S. Treasury obligations, corporate debt obligations, and federal agency obligations, which can be subject to certain credit risks. The Company mitigates the risks by investing in high-grade instruments, limiting its exposure to any one issuer and monitoring the ongoing creditworthiness of the financial institutions and issuers. The Company has not experienced any losses on its financial instruments.

Restructuring

The Company accounts for exit or disposals costs in accordance with ASC 420, Exit or Disposal Cost Obligations. Charges represent expenses incurred in connection with certain exit or disposal activities and consist of the costs of contract termination, employee termination and other activities. A liability for costs associated with an exit or disposal activity is measured at its fair value when the liability is incurred.

Long-lived Assets Impairment Assessment

Long-lived assets, including operating lease assets, are reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. The recoverability of assets to be held and used is measured by a comparison of the carrying amount of the asset group to future net cash flows estimated by the Company to be generated by such assets. If such asset group is considered to be impaired, the impairment to be recognized is the amount by which the carrying amount of the asset group exceeds the fair value of the asset group. During the year ended December 31, 2024, the Company performed an evaluation of the impact of the Restructuring Plan on the carrying value of its long-lived assets and concluded that there was no impairment charge to be recognized on the long-lived assets.

Risks and Uncertainties

The Company is subject to certain risks and uncertainties, including, but not limited to, changes in any of the following areas that the Company believes could have a material adverse effect on the future financial position or results of operations: the timing of, and the Company’s ability to advance its current and future product candidates into and through clinical development; costs and timelines associated with the manufacturing of clinical supplies for the Company’s product candidates; regulatory approval and market acceptance of, and reimbursement for its product candidates; performance of third-party vendors; competition from companies with greater financial resources or expertise; protection of the intellectual

ACELYRIN, INC. Consolidated Financial Statements

property; litigation or claims made by or against the Company based on intellectual property or other factors; compliance with government regulations; and its ability to attract and retain employees necessary to support its growth.

The Company has expended and will continue to expend substantial funds to complete the research, development and clinical testing of its product candidates. The Company also will be required to expend additional funds to establish commercial-scale manufacturing arrangements and to provide for the marketing and distribution of products that receive regulatory approval. If any of its product candidates are approved, the Company will require additional funds to commercialize its products. The Company is unable to entirely fund these efforts with its current financial resources. If adequate funds are unavailable on a timely basis from additional sources of financing, the Company may have to delay, reduce the scope of or eliminate one or more of its research or development programs, which would materially and adversely affect its business, financial condition and operations.

Patent Costs

All patent-related costs incurred in connection with filing and prosecuting patent applications are expensed as incurred due to the uncertainty of the recovery of the expenditure. Amounts incurred are classified as general and administrative expenses in the consolidated statements of operations and comprehensive loss.

Asset Acquisitions and Acquired In-Process Research and Development Expenses

The Company measures and recognizes asset acquisitions that are not deemed to be business combinations based on the cost to acquire the asset or group of assets, which includes transaction costs. The Company determined that ValenzaBio Acquisition should be accounted for as an asset acquisition after considering whether substantially all of the fair value of the gross assets acquired was concentrated in a single asset or group of assets and whether the Company acquired a substantive process capable of significantly contributing to the Company’s ability to create outputs.

The fair value of in-process research and development assets is determined based on the present value of future discounted cash flows.

Contingent consideration in asset acquisitions payable in the form of cash is recognized in the period the triggering event is determined to be probable of occurrence and the related amount is reasonably estimable. Such amounts are expensed or capitalized based on the nature of the associated asset at the date the related contingency is resolved.

Redeemable Convertible Preferred Stock

The Company records shares of redeemable convertible preferred stock at their respective fair values on the dates of issuance, net of issuance costs. The redeemable convertible preferred stock is recorded outside of permanent equity because while it is not mandatory, redemption is contingent upon the occurrence of certain events considered not solely within the Company’s control. The Company has not adjusted the carrying values of the redeemable convertible preferred stock to the liquidation preferences of such shares because a deemed liquidation event obligating the Company to pay the liquidation preferences to holders of shares of redeemable convertible preferred stock is not probable of occurring. Subsequent adjustments to the carrying values to the liquidation preferences will be made only when it becomes probable that such a deemed liquidation event will occur. Following the Company's IPO that was closed on May 9, 2023, all redeemable convertible preferred stock shares were converted to the Company's common stock shares.

Derivative Tranche Liability

In connection with the initial closing of the Series C preferred stock financing in September 2022, the Company had a commitment and Series C investors had an obligation to purchase the Series C Second Tranche at a fixed price, if specified conditions were met on June 30, 2023. The obligation to issue additional shares of Series C redeemable convertible preferred stock at a future date was determined to be a freestanding derivative instrument and was accounted for as a liability. The

ACELYRIN, INC. Consolidated Financial Statements

derivative tranche liability was accounted for at fair value at the issuance date and remeasured at the end of each reporting period until the shares are issued or the obligation expires. Changes in the fair value of the derivative tranche liability are recognized in the consolidated statement of operations and comprehensive loss.

Research and Development Expenses and Accrued Liabilities

Research and development costs are expensed as incurred. Research and development costs include salaries, stock-based compensation, and benefits for employees performing research and development activities, expenses incurred under agreements with consultants, third parties’ organizations and vendors that conduct clinical studies, other supplies and costs associated with product development efforts, preclinical activities, and regulatory operations. Payments associated with licensing agreements to acquire exclusive licenses to develop, use, manufacture and commercialize products that have not reached technological feasibility and do not have alternate future use are also expensed as incurred.

Nonrefundable advance payments for goods or services to be received in the future for use in research and development activities are capitalized and recorded in prepaid expenses and other current assets, and then expensed as the related goods are delivered or the services are performed.

The Company records accrued liabilities for estimated costs of its research and development activities conducted by third-party service providers. The Company accrues these costs based on factors such as estimates of the work completed and in accordance with the third-party service agreements. If the Company does not identify costs that have begun to be incurred or if the Company underestimates or overestimates the level of services performed or the costs of these services, actual expenses could differ from the estimates. To date, the Company has not experienced any material differences between accrued costs and actual costs incurred.

The Company makes payments in connection with clinical trials to contract manufacturing organizations (“CMOs”) that manufacture the material for its product candidates and to clinical research organizations (“CROs”) and clinical trial sites that conduct and manage the Company’s clinical trials. The financial terms of these contracts are subject to negotiation, which vary by contract and may result in payments that do not match the periods over which materials or services are provided. Generally, these agreements set forth the scope of work to be performed at a fixed fee, unit price or on a time and materials basis. In the event the Company makes advance payments for goods or services that will be used or rendered for future research and development activities, the payments are deferred and capitalized as a prepaid expense and recognized as expense as the goods are received or the related services are rendered. These payments are evaluated for current or long-term classification based on when they are expected to be realized.

Stock-Based Compensation Expense

The Company grants stock-based equity awards including restricted stock awards, restricted stock units, performance-based restricted stock units, and stock options to employees and members of its board of directors (the “Board”). These awards are accounted at fair value on the award grant date. Stock-based compensation expense is recognized over the awards’ vesting period on a straight-line basis and recorded as either research and development or general and administrative expenses in the statements of operations and comprehensive loss based on the function to which the related services are provided. Forfeitures are accounted for as they occur.

Performance-based restricted stock units (“PSUs”), awarded to employees vest upon the achievement of certain performance milestones and market conditions (i.e., specified average stock price hurdle) at the end of specified performance periods, subject to continuous service through each respective vest date. The amount of expense recognized is based on the grant date fair value of the PSU tranche corresponding to the performance condition of the tranche which is considered probable. The estimated grant date fair value of the market portion of the PSUs is based on a Monte Carlo simulation under each performance condition outcome. The Monte Carlo valuation model simulates the probabilities of stock price achievement, which requires management to make a number of assumptions including a 20-trading day volume-weighted average stock price, volatility of our peers, and the risk-free interest rate. Compensation expense for each tranche of a PSU

ACELYRIN, INC. Consolidated Financial Statements

award is recognized straight-line over the period commencing on the grant date of the award and ending on the vesting date of the tranche under the PSU award. Cumulative adjustments are recorded at each reporting date to reflect subsequent changes to the estimated outcome of the performance condition until the end of the respective performance period.

The Company uses the Black-Scholes option pricing model to determine the fair value of stock options and restricted stock awards if these are similar to early exercised options. The use of the Black-Scholes option pricing model requires the Company to make assumptions with respect to the fair value of the Company’s common stock at grant date, expected term of the option, the expected volatility of the common stock consistent with the expected life of the option, risk-free interest rates and expected dividend yields of the common stock. The Company estimates the fair value of restricted stock units based on the fair value of the Company’s common stock at a grant date.

Stock-based compensation expense related to stock options granted to non-employees is recognized based on the fair value of the stock options, determined using the Black-Scholes option pricing model. The awards generally vest over the time period the Company expects to receive service from the non-employee.

Foreign Currency Transactions

Transactions denominated in foreign currencies are initially measured in U.S. dollars using the exchange rate on the date of the transaction. Foreign currency denominated monetary assets and liabilities are subsequently remeasured at the end of each reporting period using the exchange rate at that date, with the corresponding foreign currency transaction gain or loss recorded in the statements of operations and comprehensive loss.

Income Taxes

The Company accounts for income taxes using the asset and liability method. The Company recognizes deferred tax assets and liabilities for the expected future tax consequences of events that have been included in the consolidated financial statements or tax returns. Deferred tax assets and liabilities are determined based on the difference between the consolidated financial statements and tax basis of assets and liabilities using enacted tax rates in effect for the year in which the differences are expected to reverse.

In evaluating the ability to recover deferred income tax assets, the Company considers all available positive and negative evidence, including operating results, ongoing tax planning and forecasts of future taxable income on a jurisdiction-by-jurisdiction basis. In the event the Company determines that it would be able to realize deferred income tax assets in the future in excess of their net recorded amount, the Company would make an adjustment to the valuation allowance that would reduce the provision for income taxes. Conversely, in the event that all or part of the net deferred tax assets are determined not to be realizable in the future, an adjustment to the valuation allowance would be charged to earnings in the period when such determination is made. As of December 31, 2024 and 2023, the Company had recorded a full valuation allowance on deferred tax assets.

Tax benefits related to uncertain tax positions are recognized when it is more likely than not that a tax position will be sustained during an audit. The tax benefit recognized is measured as the largest amount of benefit which is more likely than not to be realized upon settlement with the taxing authority. Changes in recognition or measurement are reflected in the period in which the change in judgement occurs. Interest and penalties related to unrecognized tax benefits are included within the provision for income tax.

Net Loss Per Share Attributable to Common Stockholders

Basic net loss per common share is calculated by dividing the net loss attributable to common stockholders by the weighted-average number of shares of common stock outstanding during the period, without consideration of potentially dilutive securities. Diluted net loss per share is computed by dividing the net loss attributable to common stockholders by the weighted-average number of shares of common stock and potentially dilutive securities outstanding for the period.

ACELYRIN, INC. Consolidated Financial Statements

Comprehensive Loss

Comprehensive loss includes net loss as well as other changes in stockholders’ equity (deficit) that result from transactions and economic events other than those with stockholders. The Company’s other comprehensive loss is comprised solely of unrealized gains (losses) on available-for-sale marketable securities. The Company has not recorded any reclassifications from other comprehensive loss to net loss during the period presented.

Leases

The Company adopted Accounting Standards Update (“ASU”) 2016-02, “Leases (Topic 842)” accounting standard as of January 1, 2022. The contractual arrangements that meet the definition of a lease are classified as operating or finance leases and are recorded on the balance sheets as both a right-of-use asset (“ROU asset”) and lease liability, calculated by discounting fixed lease payments over the lease term at the rate implicit in the lease or the Company’s incremental borrowing rate (“IBR”). Lease ROU assets and lease obligations are recognized based on the present value of the future minimum lease payments over the lease term at the lease commencement date. The Company currently does not have any finance leases.

Operating lease ROU assets are adjusted for (i) payments made at or before the commencement date, (ii) initial direct costs incurred, and (iii) tenant incentives under the lease. As the implicit rate for the operating leases are not determinable, the Company determines its IBR based on the information available at the applicable lease commencement date. The IBR is determined by using the rate of interest that the Company would pay to borrow on a collateralized basis an amount equal to the lease payments for a similar term and in a similar economic environment where the asset is located. The Company considers a lease term to be the noncancelable period that it has the right to use the underlying asset, including any periods where it is reasonably certain the Company will exercise any option to extend the contract.

Lease costs for minimum lease payments for operating leases are recognized on a straight-line basis over the lease term. Lease liabilities are increased by interest and reduced by payments each period, and the ROU asset is amortized over the lease term. Variable lease costs are recorded when incurred. In measuring the ROU assets and lease liabilities, the Company has elected to combine lease and non-lease components. The Company excludes short-term leases, if any, having initial terms of 12 months or less at lease commencement as an accounting policy election, and recognizes rent expense on a straight-line basis over the lease term for these types of leases.

Recent Adopted and Recently Issued Accounting Pronouncements

In November 2023, the Financial Accounting Standards Board (“FASB”) issued ASU No. 2023-07, "Segment Reporting (Topic 280): Improvements to Reportable Segment Disclosures," which requires all public entities to disclose additional disaggregated information about their reportable segments’ significant expenses and other segment items as well as incremental qualitative disclosures on an interim and annual basis. Public entities with a single reportable segment are required to apply the disclosure requirements in ASU 2023-07, as well as all existing segment disclosures and reconciliation requirements. The Company adopted this ASU in the year ended December 31, 2024. The adoption of the standard did not have a material impact on the Company's consolidated financial statements and disclosures.

From time to time, new accounting pronouncements are issued by the FASB or other standard setting bodies and adopted by the Company as of the specified effective date. The Company qualifies as an “emerging growth company” as defined in the Jumpstart Our Business Startups Act of 2012, as amended (the “JOBS Act”), and has elected not to “opt out” of the extended transition related to complying with new or revised accounting standards, which means that when a standard is issued or revised and it has different application dates for public and nonpublic companies, the Company will adopt the new or revised standard at the time nonpublic companies adopt the new or revised standard and will do so until such time that the Company either (i) irrevocably elects to “opt out” of such extended transition period or (ii) no longer qualifies as an emerging growth company. The Company may choose to early adopt any new or revised accounting standards whenever such early adoption is permitted for nonpublic companies.

ACELYRIN, INC. Consolidated Financial Statements

In December 2023, the FASB issued ASU 2023-09, “Income Taxes (Topic 740): Improvements to Income Tax Disclosures,” which requires enhanced income tax disclosures, including specific categories and disaggregation of information in the effective tax rate reconciliation, disaggregated information related to income taxes paid, income or loss from continuing operations before income tax expense or benefit, and income tax expense or benefit from continuing operations. This guidance is effective for annual periods beginning after December 15, 2024, with early adoption permitted. The Company is currently in the process of evaluating the impact of this pronouncement on its related disclosures.

3. ValenzaBio Acquisition

On December 20, 2022, the Company entered into the Agreement and the Plan of Merger and Reorganization (the “ValenzaBio Merger Agreement”) to acquire ValenzaBio. In connection with the planned ValenzaBio Acquisition, the Company formed two wholly owned subsidiaries, WH1, Inc. and WH2 LLC in November 2022. Through the two-step merger and restructuring, WH1 Inc. was merged with and into ValenzaBio with WH1 Inc. ceasing to exist, and ValenzaBio was then merged with and into WH2 LLC, with WH2 LLC continuing as the legal successor to ValenzaBio. (the “ValenzaBio Acquisition”). The ValenzaBio Acquisition closed on January 4, 2023 (the “ValenzaBio Closing Date”).

The Company concluded that the ValenzaBio Acquisition is an asset acquisition as substantially all of the fair value of the gross assets acquired, excluding cash, was concentrated in a single asset, lonigutamab, and the Company did not acquire a workforce or any substantive process capable of significantly contributing to the ability to create outputs.

As consideration, the Company issued 18,885,731 shares of its Class A Common Stock to ValenzaBio stockholders, of which 2,013,673 were being held by Seller LLC for any post-acquisition costs and general indemnities for 12 months from the ValenzaBio Closing Date ("ValenzaBio Holdback Release Date"), and paid $7,663 in cash to one non-accredited investor. The Company also incurred $1.2 million of acquisition-related costs that were included in the total consideration and capitalized to assets acquired.

The Company assumed options of certain ValenzaBio option holders who entered into consulting agreements with the Company, which became options for the purchase of an aggregate of 1,249,811 shares of the Company’s Class A Common Stock upon the closing of the ValenzaBio Acquisition on the ValenzaBio Closing Date. The assumed options vested in full on March 31, 2023. Each assumed option is exercisable until the earlier of (i) 12 months following the termination of the option holder’s continuous service with the Company, or (ii) the original expiration date of such assumed option.

Outstanding ValenzaBio shares were exchanged into shares of the Company's Class A Common Stock and the options described above were assumed at an exchange ratio of 0.8027010-for-one.

The following table represents the total purchase consideration for the ValenzaBio Acquisition (in thousands):

Issued Class A Common Stock (1)	$128,735
Transaction costs (2)	1,271
Cash (3)	8
Total	$130,014
(1)	Shares were issued for consideration at $6.86 per share, including 2,013,673 shares that were being held by Seller LLC until the ValenzaBio Holdback Release Date. The Company used a third party valuation specialist to assist management in determining the fair value of the shares of Class A Common Stock at the Closing Date.
(2)	Legal and advisory transaction costs of $1.3 million incurred by the Company in connection with the ValenzaBio Acquisition, including $0.1 million payable in cash to Seller LLC for the expense fund.

ACELYRIN, INC. Consolidated Financial Statements

(3)	Cash payment of $7,663 to one non-accredited investor for settlement of vested ValenzaBio options.

The following is the allocation of the purchase consideration to the acquired assets and liabilities (in thousands):

Cash	$11,369
Prepaid expenses and other current assets	2,074
In-process research and development assets	123,057
Accounts payable	(1,628)
Accrued research and development expenses	(4,805)
Accrued compensation and other current liabilities	(53)
Total net asset acquired	$130,014

In-process research and development (“IPR&D") assets were related to acquired product candidates: lonigutamab in clinical trials and SLRN-517 in preclinical development. The fair value of in-process research and development assets was based on the present value of future discounted cash flows, which was based on significant estimates. These estimates included the number of potential patients and market prices of future product candidates, costs required to conduct clinical trials, future milestones and royalties payable under acquired license agreements, costs to receive regulatory approval and potentially commercialize product candidates, as well as estimates for probability of success and the discount rate. The estimated fair values of the lonigutamab and SLRN-517 assets were $114.8 million and $8.2 million, respectively, as of January 4, 2023. The Company concluded that acquired assets do not have an alternative future use and recognized the full amount of $123.1 million as research and development expenses in the consolidated statement of operations and comprehensive loss in January 2023.

There are a number of additional obligations under the ValenzaBio Merger Agreement that are separate from the assets and liabilities acquired, including the following:

Assumed options. The assumed options, discussed above, did not have substantive service requirement, and were accounted as a separate transaction from the ValenzaBio Acquisition. The fair values of assumed options of $3.1 million and $1.8 million was expensed as research and development and general and administrative expenses, respectively, in the consolidated statement of operations and comprehensive loss for the year ended December 31, 2023.

Settled equity awards. In accordance with the severance obligations of ValenzaBio and per the terms of the Merger Agreement, certain unvested options and restricted stock awards of former ValenzaBio employees, who did not enter into consulting agreements with the Company, were accelerated and net exercised upon the closing of the ValenzaBio Acquisition and termination of employment of such ValenzaBio employees. The fair value of unvested equity awards of $0.9 million was expensed as general and administrative expense in the consolidated statement of operations and comprehensive loss for the year ended December 31, 2023. Payments in cash to one non-accredited investor for settlement of unvested ValenzaBio options and one former ValenzaBio employee to whom options were promised but not granted at the Closing Date of $8,387 and $30,000, respectively, were expensed as general and administrative expenses in the consolidated statement of operations and comprehensive loss for the year ended December 31, 2023.

Severance payment obligation. In accordance with the severance plan of ValenzaBio, the Company was obligated to make severance payments to certain former ValenzaBio employees of approximately $5.1 million, including estimated taxes, for a period of three to 18 months from the Closing Date, depending on the position and tenure of such employees with ValenzaBio. The Company recognized the estimated fair value of severance payments obligations of $2.5 million and $2.4 million at the Closing Date as research and development and general and administrative expenses, respectively, in the consolidated statement of operations and comprehensive loss for the year ended December 31, 2023. The fair value of severance payments obligations was estimated based on future expected cash flows discounted to the Closing Date and a discount rate of 8%. The Company will accrete the fair value of severance payments obligations to the amounts payable over

ACELYRIN, INC. Consolidated Financial Statements

the obligation period as either research and development or general and administrative expenses based on the former employees’ functional department.

As of December 31, 2024, no ValenzaBio severance plan payments obligations were outstanding to ValenzaBio employees. As of December 31, 2023, severance payments obligations to ValenzaBio employees in the amount of $0.3 million were included in the consolidated balance sheet. The accretion of severance payments obligations of $0.1 million were included in each of research and development and general and administrative expenses, respectively, in the consolidated statement of operations and comprehensive loss for the year ended December 31, 2023.

Amendments to Pierre Fabre Agreement. The Company, ValenzaBio and Pierre Fabre Medicament SAS (“Pierre Fabre”) entered into an amendment to the license and commercialization agreement, which became effective on the Closing Date. The Company paid a $10.0 million non-refundable license fee to Pierre Fabre.

See Note 7 to the consolidated financial statements entitled “Significant Agreements” in this Annual Report on Form 10-K.for additional details.

4. Fair Value Measurements

The Company’s financial instruments measured at fair value on a recurring basis consist of Level 1, Level 2, and Level 3 financial instruments. Usually, short-term marketable securities are considered Level 2 when their fair values are determined using inputs that are observable in the market or can be derived principally from or corroborated by observable market data such as pricing for similar securities, recently executed transactions, cash flow models with yield curves, and benchmark securities. In addition, Level 2 financial instruments are valued using comparisons to like-kind financial instruments and models that use readily observable market data as their basis. Corporate debt obligations, commercial paper, government agency obligations and asset-backed securities are valued primarily using market prices of comparable securities, bid/ask quotes, interest rate yields and prepayment spreads and are included in Level 2.

Financial assets and liabilities are considered Level 3 when their fair values are determined using pricing models, discounted cash flow methodologies, or similar techniques, and at least one significant model assumption or input is unobservable.

The following table sets forth the Company’s financial instruments that were measured at fair value on a recurring basis by level within the fair value hierarchy (in thousands):

	Fair Value Measurements as of December 31, 2024
	Total	Level 1	Level 2	Level 3
Assets:
Money market funds (included in cash and cash equivalents)	$49,171	$49,171	$—	$—
U.S. Treasury obligations ($794 included in cash and cash equivalents)	218,637	—	218,637	—
Corporate debt obligations ($0 included in cash and cash equivalents)	133,005	—	133,005	—
Federal agency obligations ($0 included in cash and cash equivalents)	23,142	—	23,142	—
Total fair value of assets	$423,955	$49,171	$374,784	$—

ACELYRIN, INC. Consolidated Financial Statements

	Fair Value Measurements as of December 31, 2023
	Total	Level 1	Level 2	Level 3
Assets:
Money market funds (included in cash and cash equivalents)	$23,205	$23,205	$—	$—
U.S. Treasury obligations ($146,497 included in cash and cash equivalents)	525,353	—	525,353	—
Corporate debt obligations ($23,313 included in cash and cash equivalents)	135,284	—	135,284	—
Federal agency obligations ($15,344 included in cash and cash equivalents)	27,746	—	27,746	—
Total fair value of assets	$711,588	$23,205	$688,383	$—

Classified as:	December 31, 2024	December 31, 2023
Cash and cash equivalents	$49,965	$208,359
Short-term marketable securities	373,990	503,229
Total cash equivalents and marketable securities	$423,955	$711,588

The following table sets forth the changes in the fair value of Level 3 liabilities (in thousands):

Derivative Tranche Liability	2024	2023
Balance as of January 1st	$—	$10,291
Fair value of derivative tranche liability upon issuance	—	—
Change in fair value	—	(10,291)
Balance as of December 31st	$—	$—

The derivative tranche liability was issued on September 9, 2022 with a fair value of $10.8 million. The fair value of the derivative tranche liability has been estimated using a probability weighted model. Upon the closing of the IPO, on May 9, 2023, the derivative tranche liability was remeasured at fair value based on its intrinsic value and it was terminated. Intrinsic value was calculated as a difference between the IPO price of $18.00 per share and $12.2661, the Series C second tranche closing per share purchase price. The fair value of the derivative tranche liability upon the closing of the IPO was determined to be zero and the Series C Second Tranche Closing was terminated.

5. Cash, Cash Equivalents, Restricted Cash and Available-For-Sale Marketable Securities

Cash, cash equivalents and restricted cash

The following table provides a reconciliation of the Company’s cash and cash equivalents and non-current portion of restricted cash reported within the unaudited consolidated balance sheets that sum to the total cash, cash equivalents and restricted cash shown in the Company’s consolidated statement of cash flows:

ACELYRIN, INC. Consolidated Financial Statements

Classified as:	December 31, 2024	December 31, 2023
Cash and cash equivalents	$73,890	$218,097
Restricted cash	544	—
Total cash, cash equivalents and restricted cash	$74,434	$218,097

Restricted cash represents cash held at a financial institution that is pledged as collateral for a stand-by letter of credit for $0.2 million for lease commitments and $0.3 million for the Company’s corporate credit card program. The cash will be restricted until the termination or modification of the lease agreement and corporate credit card program, respectively. Restricted cash is included in non-current assets.

Available-for-sale securities marketable securities

The following tables summarize the estimated fair value of the Company’s available-for-sale marketable securities as of December 31, 2024 and 2023 (in thousands):

As of December 31, 2024	Total Amortized Cost	Total Unrealized Gain	Total Unrealized Loss	Total Estimated Fair Value
Money market funds (included in cash and cash equivalents)	$49,171	$—	$—	$49,171
U.S. Treasury obligations ($794 included in cash and cash equivalents)	218,581	100	(44)	218,637
Corporate debt obligations ($0 included in cash and cash equivalents)	133,108	27	(130)	133,005
Federal agency obligations ($0 included in cash and cash equivalents)	23,101	41	—	23,142
Total available for sale marketable securities	$423,961	$168	$(174)	$423,955

As of December 31, 2023	Total Amortized Cost	Total Unrealized Gain	Total Unrealized Loss	Total Estimated Fair Value
Money market funds (included in cash and cash equivalents)	$23,205	$—	$—	$23,205
U.S. Treasury obligations ($146,497 included in cash and cash equivalents)	525,198	156	(1)	525,353
Corporate debt obligations ($23,313 included in cash and cash equivalents)	135,288	36	(40)	135,284
Federal agency obligations ($15,344 included in cash and cash equivalents)	27,735	12	(1)	27,746
Total available for sale marketable securities	$711,426	$204	$(42)	$711,588

As of December 31, 2024 and 2023, no significant facts or circumstances were present to indicate a deterioration in the creditworthiness of the issuers of the marketable securities, and the Company has no requirement or intention to sell these securities before maturity or recovery of their amortized cost basis. The Company considered the current and expected future economic and market conditions and determined that its investments were not significantly impacted. For all securities with a fair value less than its amortized cost basis, the Company determined the decline in fair value below amortized cost basis

ACELYRIN, INC. Consolidated Financial Statements

to be immaterial and non-credit related, and therefore no allowance for losses has been recorded. During the years ended December 31, 2024 and 2023 the Company did not recognize any impairment losses on its investments.

The Company presents accrued interest and dividends receivable related to the available-for-sale marketable securities in prepaid expenses and other current assets, separate from short-term investments in the consolidated balance sheet. As of December 31, 2024 and 2023, accrued interest receivable was $2.1 million and $0.8 million, respectively. The Company’s accounting policy is to not measure an allowance for credit losses for accrued interest receivables and to write-off any uncollectible accrued interest receivable as a reversal of interest income in a timely manner, which it considers to be in the period in which the Company determines the accrued interest will not be collected. The Company has not written off any accrued interest receivables for the years ended December 31, 2024 and 2023.

As of December 31, 2024, all available-for-sale marketable securities mature within one year.

6. Consolidated Balance Sheet Components

Prepaid expenses and other current assets

Prepaid expenses and other current assets consist of the following (in thousands):

	As of December 31,
	2024	2023
Credit voucher	$24,265	$—
Value-Added Tax (VAT) receivable	3,869	3,985
Interest receivable	2,096	764
Prepaid other services	1,113	667
Prepaid insurance and other current assets	883	1,712
Prepaid research and development expenses	881	8,184
	$33,107	$15,312

Prepaid expenses and other assets, non-current

Other non-current assets consist of the following (in thousands):

	As of December 31,
	2024	2023
Prepaid research and development expenses, non-current	$610	$2,644
Deferred financing costs	579	—
Security deposits	34	34
	$1,223	$2,678

ACELYRIN, INC. Consolidated Financial Statements

Property, plant and equipment, net

Property, plant and equipment consisted of the following (in thousands):

	December 31, 2024	December 31, 2023
Construction in progress	$—	$1,460
Computer and other equipment	1,121	407
Furniture and fixtures	658	306
Leasehold improvements	334	121
Total property, plant and equipment, gross	2,113	2,294
Less: accumulated depreciation and amortization	(478)	(115)
Property, plant and equipment, net	$1,635	$2,179

Accrued research and development expenses

Accrued research and development expenses are comprised of the following (in thousands):

	As of December 31,
	2024	2023
Accrued clinical expenses	$9,471	$13,204
Accrued clinical manufacturing expenses	1,571	22,232
	$11,042	$35,436

Accrued compensation and other current liabilities

Accrued compensation and other current liabilities are comprised of the following (in thousands):

	As of December 31,
	2024	2023
Accrued compensation	$7,308	$5,417
Other accrued expenses and current liabilities	1,268	317
Accrued professional services fees	721	1,099
	$9,297	$6,833

7. Significant Agreements

License and Commercialization Agreement with Pierre Fabre

Upon the closing of the ValenzaBio Acquisition, the Company became the successor to ValenzaBio’s rights under the March 25, 2021 license and commercialization agreement between ValenzaBio and Pierre Fabre, as amended (the “Pierre Fabre Agreement”). The Company received certain exclusive worldwide licenses with the right to sublicense certain patents, know-how and other intellectual property to develop, manufacture, use and commercialize lonigutamab for non-oncology therapeutic indications. The license from Pierre Fabre extends to any product containing lonigutamab (excluding any fragments or derivatives) as its sole active ingredient (each, a “PF Licensed Product”). The Pierre Fabre Agreement prohibits

ACELYRIN, INC. Consolidated Financial Statements

the Company from using the licensed intellectual property in any antibody drug conjugate, multi-specific antibodies or any other derivatives of lonigutamab.

In the event that the Company decides to sublicense the rights to develop or commercialize a PF Licensed Product in any territory outside of the United States and Canada, Pierre Fabre retains the right of first negotiation to acquire such development and commercialization rights in one or more countries in such territory. Subject to the validation of certain clinical trial criteria by a joint steering committee, Pierre Fabre has the option to reclaim all exclusive rights to develop, commercialize and exploit the PF Licensed Product in such territories and to obtain an exclusive sublicensable license in such territories for any improvements and trademarks to such PF Licensed Product, and to exploit such PF Licensed Product for non-oncology therapeutic indications, subject to certain payment obligations. The option period commenced in October 2024.

In October 2024, Pierre Fabre exercised its option under the Pierre Fabre Agreement, requiring the Company to buy out its right to the option for a one-time payment of $31.0 million. The Company recognized the option exercise expense in the consolidated statement of operations and comprehensive loss in the period ended December 31, 2024.

As consideration for the amendment to the Pierre Fabre Agreement, which became effective upon the closing of the ValenzaBio Acquisition (See Note 3 to the consolidated financial statements entitled “ValenzaBio Acquisition” in this Annual Report on 10-K.), the Company paid Pierre Fabre an aggregate license payment of $10.0 million. The Company is also obligated to (i) make payments of up to $100.5 million upon the achievement of various development and regulatory milestones, (ii) make milestone payments of up to $390.0 million upon the achievement of certain commercial milestones, and (iii) pay tiered royalties in the high single-digit to low-teen percentages to Pierre Fabre on worldwide net sales in a given calendar year. Royalties will be payable for each PF Licensed Product in a given country during a period commencing upon the first commercial sale of such PF Licensed Product in such country and continuing until the latest of (a) 10 years after such first commercial sale, (b) expiration of last-to-expire valid claim in a licensed patent in such country and (c) expiration of regulatory exclusivity for such PF Licensed Product in such country. In the event the Company enters into a sublicense with a third party, the Company must also share with Pierre Fabre a percentage of any revenues from option fees, upfront payments, license maintenance fees, milestone payments or the like generated from the sublicense. Such percentage may be between the high single-digits to the low thirties based on which stage of development of a PF Licensed Product the sublicense relates to.

Unless earlier terminated, the Pierre Fabre Agreement will continue on a PF Licensed Product-by-PF Licensed Product and country-by-country basis until there are no more royalty payments owed to Pierre Fabre on any PF Licensed Product thereunder. Either party may terminate the Pierre Fabre Agreement upon an uncured material breach, or upon the bankruptcy or insolvency of the other party. Pierre Fabre may also terminate the agreement if the Company or any of its affiliates institutes a patent challenge against the licensed patents from Pierre Fabre. The Company may also terminate the Pierre Fabre Agreement with or without cause upon nine months’ prior written notice, so long as there is no ongoing clinical trial for any PF Licensed Product.

As of December 31, 2024 and 2023, no milestones were probable and accrued in the consolidated balance sheet.

License and Collaboration Agreement with Affibody

On August 9, 2021, the Company entered into a license agreement with Affibody AB (“Affibody”) (the “Affibody Agreement”) under which Affibody granted the Company exclusive, sublicensable licenses to develop, commercialize and manufacture products containing izokibep for all human therapeutic uses on a worldwide basis, subject to a pre-existing agreement with Inmagene Biopharmaceuticals (“Inmagene”) with respect to certain Asian and Nordic countries.

The Company chairs a global joint steering committee composed of designees from Affibody, Inmagene and the Company and retains final decision-making authority for izokibep global development. In doing so, the Company is obligated to use commercially reasonable efforts (i) to develop products containing izokibep worldwide, excluding certain defined territories, (ii) for the conduct and finalization of certain ongoing clinical trials, and (iii) to commercialize products containing

ACELYRIN, INC. Consolidated Financial Statements

izokibep for all human therapeutic uses worldwide, excluding certain defined territories, after obtaining the applicable marketing authorization. The Company is responsible for manufacturing both the clinical and commercial supply of licensed product globally.

In connection with the Affibody Agreement, the Company paid a non-refundable upfront license fee in the aggregate amount of $3.0 million in August 2021 and September 2021, and $22.0 million in October 2021. The Company is also obligated to pay Affibody (i) an aggregate of up to $280.0 million, $30.0 million of which would be due prior to the first approval in the United States, upon the achievement of various development, regulatory and commercialization milestones, $15.0 million of which was paid in November 2023 and (ii) high single-digit to low-teens royalties on net sales of licensed products in the territory where the Company has commercialization rights, subject to certain reductions. Royalties will be due on a licensed product-by-licensed product and country-by-country basis beginning after the first commercial sale of the licensed product, except in Mainland China, Hong Kong, Macau, Taiwan and South Korea, and lasting until the later of (a) the expiration of all valid patent claims or regulatory exclusivity covering the licensed product in that country and (b) ten years after such first commercial sale.

In the event the U.S. Food and Drug Administration ("FDA") grants the Company (or its affiliates or sublicensees) a priority review voucher for a licensed product, the Company will pay Affibody either: (a) if the Company sells or transfer such priority review voucher to a third-party, approximately one third of the proceeds received from the sale, net of taxes, or (b) if the Company uses the priority review voucher for an indication or product outside the scope of the Affibody Agreement, approximately one third of the fair market value of the priority review voucher as determined in accordance with the Affibody Agreement.

The acquisition of the exclusive license was accounted for as an in-process research and development asset acquisition and as the acquired technology did not have an alternative use, the total consideration of $25.0 million was recorded as research and development expense in the consolidated statements of operations and comprehensive loss for the year ended December 31, 2021. Milestone payments are contingent consideration and are accrued when contingent events occur and achievement of milestones is probable.  In November 2023, the Company paid a total amount of $15.0 million in relation with attaining one of the development milestones described above and recorded the payment within research and development expenses in the consolidated statement of operations and comprehensive loss for the year ended December 31, 2023. Royalties will be recognized as cost of sales when products are sold and royalties are payable.

On January 31, 2025, the Company delivered a Notice of Termination to Affibody terminating the Affibody Agreement, which will become effective 90 days following delivery of the Notice in accordance with the terms of the Affibody Agreement. Following termination of the Affibody Agreement, the Company will no longer have any material financial or other obligations under the Affibody Agreement.

No royalties or additional milestones were accrued as December 31, 2024 and 2023 because none were probable and estimable.

8. Commitments and Contingent Liabilities

License Agreements

The Company is required to pay certain milestones upon the achievement of specific development and regulatory events, upon products commercialization and products’ royalties under its license agreements, including its agreements with Affibody, Pierre Fabre, Novelty Nobility and other non-exclusive license agreements. None of the milestones, other than the $15.0 million Affibody milestone in November 2023, as disclosed in Note 7 to the consolidated financial statements entitled “Significant Agreements” in this Annual Report on Form 10-K, were achieved or probable, all products were in development, as such, no milestones or royalties were accrued in the consolidated balance sheets as of December 31, 2024 and 2023.

Research and Development Agreements

ACELYRIN, INC. Consolidated Financial Statements

The Company enters into various agreements in the ordinary course of business, such as those with suppliers, contract research organizations, contract manufacturing organizations, and clinical trial sites. These contracts generally provide for termination on notice or may have a potential termination fee if a purchase order is canceled within a specified time. The total value of non-cancellable obligations under contracts was $21.5 million and $142.3 million as of December 31, 2024 and 2023, respectively. This presentation of non-cancellable purchase obligations does not include any estimates of potential reduction of such liabilities related to mitigation obligations of the counter-parties in the event of cancellation under the terms of our engagements.

In July 2024, the Company and a vendor entered into an agreement to terminate a supply agreement. The Company incurred and recognized $14.3 million for the termination costs in the year ended December 31, 2024. These contract termination costs were included in research and development in the consolidated statement of operations and comprehensive loss for the year ended December 31, 2024.

In October 2024, the Company and a vendor entered into an agreement to cancel certain services under a manufacturing agreement. See Note 15 to the consolidated financial statements entitled "Restructuring" included in this Annual Report on Form 10-K.

No other amounts related to termination and cancellation charges were accrued in the consolidated balance sheets as of December 31, 2024 and 2023, as the Company has not determined cancellation to be probable. Non-cancelable purchase obligations for services to be performed or product to be manufactured, as of December 31, 2024 amount to:

2025	19,727
2026	1,349
2027	206
2028 and thereafter	195
Total	$21,477

The credit voucher may be used to settle invoices for services and raw materials for up to $21.1 million committed as part of the non-cancelable purchase obligations. See Note 15 to the consolidated financial statements entitled “Restructuring” in this Annual Report on 10-K.

Lease

In January 2023, the Company entered into a lease agreement to rent approximately 10,012 square feet of office space in southern California. The term of the lease is 65 months with an option to extend it for an additional three years. Monthly rent payments are approximately $30,500, subject to an annual 3.0% increase and six months rental abatement during the first year. In addition to the base rent, the Company is obligated to pay variable costs related to its share of operating expenses and taxes. In connection with the lease agreement, the Company made a security deposit of $34,000 that is included in prepaid expenses and other assets, non-current in the consolidated balance sheet as of December 31, 2024. As of the lease commencement date the Company recorded $1.3 million as right-of-use (“ROU”) asset and operating lease liability, non-current, in the consolidated balance sheet.

In July 2023, the Company entered into a lease agreement to rent approximately 22,365 square feet of office space in South San Francisco. The term of the lease is 60 months with an option to extend it for an additional five years. Monthly base rent payments are approximately $150,000, subject to an annual 3.5% increase and a share of building operating expenses. In addition to the base rent, the Company is obligated to pay variable costs related to its share of operating expenses and taxes. In connection with the lease agreement, the Company made a security deposit in the form of a letter of credit of $0.2 million that is classified as non-current in the consolidated balance sheet as of December 31, 2024. As of the lease commencement date, the Company recorded $6.1 million as the ROU asset, $0.2 million as the operating lease liability, current, and $5.7 million as the operating lease liability, non-current, in the consolidated balance sheet.

ACELYRIN, INC. Consolidated Financial Statements

Fixed operating lease costs were $1.3 million and $0.3 million and for the year ended December 31, 2024 and 2023, respectively. Variable lease costs were $0.3 million and $— million and for the year ended December 31, 2024 and 2023, respectively. Short term lease costs were $0.2 million and $0.1 million for the year ended December 31, 2024 and 2023, respectively. Operating lease costs were recorded in general and administrative expenses and research and development expenses in the consolidated statements of operations and comprehensive loss.

The following table summarizes a maturity analysis of the Company’s operating lease liabilities showing the aggregate lease payments as of December 31, 2024 (in thousands):

2025	2,200
2026	2,275
2027	2,352
2028	2,291
2029	1,548
Total future lease payments	10,666
Less imputed interest	(3,362)
Total operating lease liability balance	7,304
Less current portion of lease liability (included in accrued compensation and other current liabilities)	(1,034)
Operating lease liability, non-current	$6,270

The weighted-average remaining lease term was 4.6 years and the weighted-average discount rate was 18%.

Cash paid for amounts included in the measurement of lease liabilities was $0.8 million and less than $0.1 million December 31, 2024 and 2023, respectively.

Legal Contingencies

On November 15, 2023, a purported federal securities class action lawsuit was commenced in the United States District Court for the Central District of California. On February 15, 2024, the Court appointed joint lead plaintiffs and lead counsel. An amended complaint was filed on March 26, 2024 (Boukadoum v. Acelyrin, Inc. et al., No. 2:23-cv-09672-FMO-MAA), naming us and current and former executive officers and directors as defendants. The complaint alleges that the defendants violated the Exchange Act and Securities Act by misleading investors about the Phase 2b trial of izokibep in HS. The original complaint was filed following our announcement of the week 16 results from the Part B portion of such Phase 2b trial. The amended complaint seeks damages and an award of reasonable costs and expenses, including attorneys' fees, expert fees and other costs, as well as such other and further relief as the court may deem just and proper. On May 3, 2024, defendants filed their motion to dismiss the amended complaint, which remains pending.

It is possible that additional suits will be filed, or allegations made by stockholders, with respect to these same or other matters and also naming the Company and/or its officers and directors as defendants. This lawsuit and any other potential lawsuits are subject to inherent uncertainties, and the actual defense and disposition costs will depend upon many unknown factors. The outcome of this lawsuit is necessarily uncertain. The Company could be forced to expend significant resources in the defense against this and any other related lawsuits and the Company may not prevail. The Company currently is not able to estimate the possible loss to the Company from this lawsuit, as this lawsuit is currently at an early stage, and such amounts could be material to the Company’s financial statements even if the Company prevails in the defense against this lawsuit. The Company cannot be certain how long it may take to resolve this lawsuit or the possible amount of any damages that the Company may be required to pay. The Company does not consider any payment to be probable or reasonably estimable and has not accrued for any potential liability relating to this lawsuit.

ACELYRIN, INC. Consolidated Financial Statements

From time to time, the Company may become involved in additional legal proceedings or be subject to claims arising in the ordinary course of business. The Company records a liability for such matters when it is probable that future losses will be incurred and that such losses can be reasonably estimated. Significant judgment is required to determine both probability and the estimated amount.

Guarantees and Indemnifications

In the normal course of business, the Company enters into agreements that contain a variety of representations and provide for general indemnification. Its exposure under these agreements is unknown because it involves claims that may be made against the Company in the future. To the extent permitted under Delaware law, the Company has agreed to indemnify its directors and officers for certain events or occurrences while the director or officer is, or was serving, at a request in such capacity. To date, the Company has not paid any claims or been required to defend any action related to its indemnification obligations. As of December 31, 2024, the Company did not have any material indemnification claims that were probable or reasonably possible and consequently has not recorded related liabilities.

9. Derivative Tranche Liability

In connection with the Series C First Tranche Closing, prior to the IPO closing, the Company had an obligation to sell, and investors of the Series C First Tranche Closing had an obligation to purchase, an additional 12,228,881 shares of Series C redeemable convertible preferred stock at $12.2661 per share on June 30, 2023. The obligation of each investor to purchase shares at the Series C Second Tranche Closing were subject to the fulfillment, on or before such closing, of certain conditions including not closing the Company’s first underwritten public offering of its Class A Common Stock under the Securities Act or the closing of a direct listing prior to June 30, 2023. The Series C Second Tranche Closing was terminated at the IPO closing, on May 9, 2023.

Prior to May 9, 2023, the obligation to issue and purchase shares was concluded to be a forward contract derivative liability and was measured at fair value using a probability weighted model at the issuance date. The initial fair value of the forward contract was $10.8 million and was recorded as a derivative tranche liability. The Company used the following assumptions to estimate the liability as of the issuance date: probability of achieving milestone of 90%; expected term equals the contractual term from September 2022 until June 2023; Series C preferred stock fair value of $12.2661; and a discount rate of 25%.

Following the termination of the Series C Second Tranche Closing at the closing of the IPO the Company recognized a gain on change in fair value of the derivative tranche liability in the amount of $10.3 million in the consolidated statements of operations and comprehensive loss for the year ended December 31, 2023.

10. Common Stock

On May 9, 2023, immediately prior to the IPO closing, each share of the Company’s Class A Common Stock then issued and outstanding was reclassified and became one share of the Company’s common stock. As of December 31, 2024 and 2023, there were no shares of Class B Common Stock outstanding.

ACELYRIN, INC. Consolidated Financial Statements

As of December 31, 2024 and 2023, the Company’s Common Stock reserved for future issuance was as follows:

	As of December 31,
	2024	2023
Shares available for future grants under Equity Incentive Plan	6,368,075	3,526,392
Outstanding stock options	13,620,039	9,630,623
Performance-based restricted stock units[1]	641,856	2,964,072
Outstanding restricted stock units	1,026,425	2,166,016
Options assumed upon ValenzaBio acquisition	55,311	938,440
ESPP Shares available for future grants	1,675,454	875,836
Total shares reserved for future issuance	23,387,160	20,101,379

1. The performance-based restricted stock units balance is based on the target number of shares.

Founders’ Common Stock

On the IPO closing date, each share of the founders’ Class A common stock issued and outstanding was reclassified and became one share of the Company’s common stock; no vesting or other terms were modified.

In July 2020, the Company issued 2,839,749 shares of its common stock to founders at a price of $0.00002 per share. The issuance price was the estimated fair value of the shares as the shares were issued at inception and no intellectual property was contributed by the founders. The founders had voting rights and rights to receive dividends regardless of the vesting of the shares. Issued shares vested monthly over 48 months, as founders continued providing services to the Company. The Company had the right to repurchase unvested shares at the price paid by the founders if services were terminated. Stock-based compensation expense was minimal for these shares. In December 2022, the Company repurchased 591,613 restricted common shares at the original purchase price that were unvested as of the date of repurchase in connection with one founder’s resignation. As of December 31, 2024 and 2023, zero and 207,060 shares were unvested. During the years ended December 31, 2024 and 2023, 207,060 and 354,972 founders’ shares vested, respectively.

11. Equity Incentive Plan

In April 2023, the Company’s board of directors adopted, and stockholders approved, the 2023 Equity Incentive Plan (the “2023 Plan”) that became effective on May 4, 2023. The Company reserved 12,000,000 new shares of common stock for issuance under the 2023 Plan. In addition, 6,920,846 shares issued and outstanding under the Company’s 2020 Equity Incentive Plan, as amended (the “2020 Plan”), have been added to the 2023 Plan as such shares become available from time to time if awards terminate, expire, or lapse for any reason without the delivery of shares, or are reacquired or withheld (or not issued) to satisfy a tax withholding obligation or the purchase or exercise price. The 2023 Plan also provides that the number of shares initially reserved and available for issuance will automatically increase each January 1, beginning on January 1, 2024 and ending on January 1, 2033, by an amount equal to the lesser of (i) 5% of the shares of common stock outstanding on the last day of the immediately preceding fiscal year, and (ii) such smaller number of shares of stock as determined by the Company’s board of directors. On January 1, 2024, 5,230,473 additional shares of common stock became available for issuance under the 2023 Plan pursuant to the provision. No more than 56,762,538 shares of stock may be issued upon the exercise of incentive stock options under the 2023 Plan. The Company may grant incentive stock options, nonstatutory stock options (“NSOs”), restricted stock units (“RSUs”), restricted stock awards (“RSAs”), stock appreciation rights (“SARs”), performance awards and other awards to the Company’s officers, employees, directors and consultants. Options under the 2023 Plan may be granted for periods of up to 10 years at exercise prices no less than the fair market value of the common stock on the date of grant and usually vest over four years. The exercise price of an option granted to a 10% stockholder may not be less than 110% of the fair market value of the shares on the date of grant and such option may not be

ACELYRIN, INC. Consolidated Financial Statements

exercisable after the expiration of five years from the date of grant. The grant date fair market value of all awards made under our 2023 Plan and all cash compensation paid by us to any non-employee director for services as a director in any fiscal year may not exceed $750,000, increased to $1,000,000 in the fiscal year of their initial service as a non-employee director. The 2023 Plan is the successor to and continuation of the 2020 Plan and no additional awards may be granted under the 2020 Plan. All outstanding awards granted under the 2020 Plan will remain subject to the terms of the 2020 Plan. The 2020 Plan provided for the grant of incentive stock options, nonstatutory stock options, RSUs and RSAs to the Company’s officers, employees, directors and consultants. As of December 31, 2024 and 2023, 6,368,075 and 3,526,392 shares, respectively, of the Company’s common stock remained available for issuance under the 2023 Plan.

In April 2023, the Company’s board of directors and stockholders adopted the 2023 Employee Stock Purchase Plan (the “ESPP”), which became effective on May 4, 2023. The ESPP authorized issuance of up to 900,000 shares of common stock. The ESPP permits participants to purchase common stock through payroll deductions of up to 15% of their eligible compensation. Employees purchase shares of common stock at a price per share equal to 85% of the lower of the fair market value at the start or end of six-month purchase and offering consecutive periods. The aggregate number of shares reserved for sale under the 2023 ESPP will increase automatically on January 1 for a period of up to 10 calendar years, commencing on January 1, 2024, by the number of shares equal to the lesser of 1% of the Company's total outstanding shares of common stock on the immediately preceding December 31st, and 2,700,000 shares or a lesser number of shares as may be determined by the board of directors. On January 1, 2024, the Company registered 978,658 additional shares of its Common Stock under the ESPP pursuant to the provision. There were 1,675,454 and 875,836 ESPP shares available for future grants as of December 31, 2024 and 2023, respectively.

Stock Options

Stock options issued under the 2020 and 2023 Plan generally vest over a four-year period and expire ten years from the date of grant. Certain options provide for accelerated vesting if there is a change in control, as defined in the individual award agreements.

A summary of option activity under the 2020 Plan and 2023 plan is as follows:

	Number of Options	Weighted- Average Exercise Price Per Share	Weighted- Average Remaining Contractual Term (in years)	Aggregate Intrinsic Value (in thousands)
Outstanding at December 31, 2023	9,630,623	$10.4619	9.0	$12,007
Options granted	10,903,227	$6.2088
Options exercised	(905,655)	$3.5058
Options expired	(426,397)	$11.2911
Options forfeited	(5,581,759)	$9.6342
Outstanding at December 31, 2024	13,620,039	$7.8329	7.8	$118
Exercisable at December 31, 2024	3,995,497	$9.8197	4.7	$105
Vested and expected to vest at December 31, 2024	13,620,039	$7.8329	7.8	$118

The aggregate intrinsic value is calculated as the difference between the exercise price of the underlying stock options and the estimated fair value of the Company’s common stock for those stock options that had exercise prices lower than the estimated fair value of the Company’s common stock at December 31, 2024. The fair value of shares vested during the year ended December 31, 2024 was $23.8 million. The weighted-average grant date fair value of options granted and modified in 2024 was $4.5192.

ACELYRIN, INC. Consolidated Financial Statements

ValenzaBio 2020 Stock Option Plan

On January 4, 2023, in connection with the Acquisition, the Company assumed the ValenzaBio 2020 Stock Option Plan and options to issue 1,249,811 shares of the Company’s Class A Common Stock to ValenzaBio option holders, who entered into consulting agreements with the Company. The weighted-average exercise price of assumed options was $3.6736 per share.

Under the terms of the Merger Agreement, the assumed options vested in full on March 31, 2023. A total of 883,129 options assumed under the ValenzaBio 2020 Stock Option Plan having the weighted-average exercise price of $4.0543 were exercised for the year ended December 31, 2024.

The Company recognized the full amount of stock-based compensation expense of $4.9 million, including $3.1 million as research and development expenses and $1.8 million as general administrative expenses, related to assumed options in the consolidated statement of operations for the year ended December 31, 2023.

Restricted Stock Units

A summary of unvested RSU activity is presented in the following table:

	Number of RSUs	Weighted-Average Grant Date Fair Value
Unvested at December 31, 2023	2,166,016	$22.90
Granted	1,750,696	7.08
Vested	(1,055,040)	18.96
Forfeited	(1,835,247)	16.23
Unvested at December 31, 2024	1,026,425	$11.90

Performance-Based Restricted Stock Units

In August 2023, the Company granted PSUs to certain employees and officers of the Company. The PSUs may vest over several years subject to the achievement of (i) certain clinical development milestones over a performance period from the grant date to May 2027 (the “Performance Period”) or (ii) market conditions (i.e., stock price hurdle) based on pre-specified volume-weighted average stock price measurements as of each vesting performance measurement date, and continued employment with the Company through the applicable vesting date(s). The target number of shares under the PSUs at the grant date was 3,135,104. The ultimate number of PSU shares that may vest, in the aggregate over the Performance Period, could in certain cases be up to 150% of the target number of shares upon the achievement of certain market or performance conditions.

A summary of PSU activity based on the target number of shares is presented in the following table:

	Number of PSUs	Weighted-Average Grant Date Fair Value*
Outstanding at December 31, 2023	2,964,072	$27.43
Granted	—
Vested	—
Forfeited	(2,322,216)	27.43
Outstanding at December 31, 2024	641,856	$27.43

ACELYRIN, INC. Consolidated Financial Statements

*The grant date fair value is based only on the PSUs with market conditions and does not factor in any performance conditions.

As the PSUs granted in 2023 are subject to a market condition, the grant date fair value for such PSUs was based on a Monte Carlo simulation model. The Company estimated the fair value of PSUs based on the grant date price of its common stock of $26.97 and the following assumptions: expected volatility of 87.71%, risk-free-rate of 4.47%, and zero expected dividend yield. In 2023, the Company granted PSUs to employees with a weighted-average grant date fair value of $27.43. The unvested awards will expire if it is determined that the vesting conditions have not been met during the applicable three-year performance period.

2023 Employee Stock Purchase Plan

The Company recognized The Company recorded less than $0.1 million in accrued liabilities as of December 31, 2024. During the year ended December 31, 2024, the Company's employees purchased a total of 179,040 shares under the 2023 ESPP at a total purchase price of $0.6 million.

Stock-Based Compensation Expense

The Black-Scholes option pricing model used to estimate fair value of stock-based awards requires the use of the following assumptions:

•	Fair value of common stock. Prior to the Company's IPO, the fair market value of the Company’s common stock is determined by the Board with assistance from management and external valuation experts. The approach to estimating the fair market value of common stock is consistent with the methods outlined in the American Institute of Certified Public Accountants’ Accounting and Valuation Guide, Valuation of Privately-Held Company Equity Securities Issued as Compensation (the “Practice Aid”).

For valuations performed prior to December 31, 2021, the Company utilized an Option Pricing Method (“OPM”) based analysis, primarily the OPM backsolve methodology, to determine the estimated fair value of the common stock. Within the OPM framework, the backsolve method for inferring the total equity value implied by a recent financing transaction involves the construction of an allocation model that takes into account the Company’s capital structure and the rights, preferences and privileges of each class of stock, then assumes reasonable inputs for the other OPM variables (expected time to liquidity, volatility, and risk-free rate). The total equity value is then iterated in the model until the model output value for the equity class sold in a recent financing round equals the price paid in that round. The OPM is generally utilized when specific future liquidity events are difficult to forecast (i.e., the enterprise has many choices and options available), and the enterprise’s value depends on how well it follows an uncharted path through the various possible opportunities and challenges. In determining the estimated fair value of the common stock, the Board also considered the fact that the stockholders could not freely trade the common stock in the public markets. Accordingly, the Company applied discounts to reflect the lack of marketability of its common stock based on the weighted-average expected time to liquidity. The estimated fair value of the common stock at each grant date reflected a non-marketability discount partially based on the anticipated likelihood and timing of a future liquidity event.

For valuations performed after December 31, 2021 in accordance with the Practice Aid the Company utilized the hybrid method for determining the fair value of our Class A Common Stock based on the Company’s stage of development and other relevant factors. The hybrid method is a probability-weighted expected return method (PWERM), where the equity value in one or more scenarios is calculated using an OPM. The PWERM is a scenario-based methodology that estimates the fair value of Class A Common Stock based upon an analysis of future values for the company, assuming various outcomes. The Class A Common Stock value is based on the probability-weighted present value of expected future investment returns considering each of the possible

ACELYRIN, INC. Consolidated Financial Statements

outcomes available as well as the rights of each class of stock. The future value of the Class A Common Stock under each outcome is discounted back to the valuation date at an appropriate risk-adjusted discount rate and probability weighted to arrive at an indication of value for the Class A Common Stock. A discount for lack of marketability of the Class A Common Stock was then applied to arrive at an indication of value for the Class A Common Stock.

The Company also considered the amount of time between the independent third-party valuation dates and the grant date of an award. The Company interpolated the common stock fair value between the two valuation dates, if there were any significant internal or external events occurred during this period. The incremental stock-based compensation expense recorded as a result of the retrospective review was insignificant.

Following the Company's IPO, the fair market value of the Company's common stock is based on its closing price on Nasdaq as reported on the date of the stock option grant.

•	Expected term. The expected term represents the period that the stock-based awards are expected to be outstanding. The expected term for the Company’s stock options was calculated based on the weighted-average vesting term of the awards and the contract period, or simplified method.
•	Expected volatility. The expected volatility is estimated based on the average historical volatilities of common stock of comparable publicly traded entities over a period equal to the expected term of the stock option grants as the Company does not have sufficient trading history for its publicly traded common stock. The comparable companies were chosen based on their size, stage of their life cycle or area of specialty. The Company will continue to apply this process until enough historical information regarding the volatility of its stock price becomes available.
•	Risk-free interest rate. The risk-free interest rate is based on the U.S. Treasury yield in effect at the time of grant for zero-coupon U.S. Treasury notes with maturities approximately equal to the expected term of the awards.
•	Expected dividend yield. The Company has never paid dividends on the common stock and has no plans to pay dividends on the common stock. Therefore, the Company used an expected dividend yield of zero.

The Company used the following assumptions to estimate fair value of each option at the grant date for the years ended December 31, 2024 and 2023:

	Year Ended December 31,
	2024	2023
Expected volatility	83.74% - 87.76%	85.17% - 94.74%
Expected dividend yield	0%	0%
Expected term (in years)	5.41 - 6.08 years	5.77 - 6.08 years
Risk-free interest rate	3.59% - 4.52%	3.30% - 4.80%

The following table presents the classification of stock-based compensation expense related to awards granted to employees and non-employees (in thousands):

	Year Ended December 31,
	2024	2023
Research and development expenses	$14,318	$12,652
General and administrative expenses	30,639	34,666
Total stock-based compensation expense	$44,957	$47,318

ACELYRIN, INC. Consolidated Financial Statements

The stock-based compensation expense for the year ended December 31, 2024 was impacted by the departure of our founder and former CEO in May 2024. The departure resulted in a reversal of $13.5 million of PSU and PSO related expense offset by a $12.7 million net increase in stock-based compensation expense due to the partial accelerated vesting and modification of options and RSUs.

The stock-based compensation expense relates to the following equity-based awards:

	Year Ended December 31,
	2024	2023
Restricted stock units	$15,729	$11,726
Performance-based restricted stock units	(879)	12,109
Stock options	29,818	23,281
ESPP	289	202
Total stock-based compensation expense	$44,957	$47,318

As of December 31, 2024 and 2023, there was $45.4 million and $65.5 million, respectively, of unrecognized stock-based compensation expense related to granted stock options, which is expected to be recognized over a weighted-average period of 2.7 years and 3.2 years, respectively. As of December 31, 2024 and 2023, there was $9.0 million and $41.7 million, respectively, of unrecognized stock-based compensation expense related to RSUs which is expected to be recognized over a weighted-average period of 2.2 and 3.3 years, respectively. As of December 31, 2024 and 2023, total compensation cost not yet recognized related to unvested PSUs was $7.9 million and $65.4 million, respectively, which is expected to be recognized over a weighted-average period of 1.4 years and 2.3 years, respectively. As of December 31, 2024, the Company evaluated the clinical development milestone performance conditions and determined certain conditions to be probable of achievement. Total compensation cost not recognized related to unvested PSUs can increase up to $9.8 million depending on the future achievement of PSU performance conditions.

12. Related Party Transactions

During the years ended December 31, 2024 and 2023, the Company did not enter into transactions with related parties outside of the ordinary course of the business.

ACELYRIN, INC. Consolidated Financial Statements

13. Net Loss Per Share Attributable to Common Stockholders

The following table sets forth the computation of basic and diluted net loss per share attributable to common stockholders (in thousands, except share and per share data):

	Year Ended December 31,
	2024	2023
Numerator:
Net loss	$(248,226)	$(381,641)
Denominator:
Weighted average common shares outstanding	99,357,664	70,647,093
Less: Weighted-average common shares subject to repurchase	(57,382)	(397,513)
Weighted-average common shares outstanding, basic and diluted	99,300,282	70,249,580
Net loss per share attributable to common stockholders, basic and diluted	$(2.50)	$(5.43)

The following outstanding shares of potentially dilutive securities were excluded from the computation of diluted net loss per share attributable to common stockholders for the periods presented because including them would have been antidilutive:

	As of December 31,
	2024	2023
Outstanding options to purchase common stock	13,620,039	9,630,623
Unvested RSUs outstanding	1,026,425	2,166,016
Unvested PSUs expected to vest	113,427	—
Outstanding options to purchase common stock assumed upon the ValenzaBio acquisition	55,311	938,440
Common stock subject to repurchase	—	207,060
ESPP	164,325	87,356
Total	14,979,527	13,029,495

The PSUs included above represent the expected payout at the reporting date under the current performance vesting conditions assessment. See Note 11 to the consolidated financial statements entitled “Equity Incentive Plan” in this Annual Report on 10-K.

14. Other Income

Arrangements with Vendors

In March 2024, the Company entered into arrangements with certain vendors where the Company received a payment of $30.0 million and a $5.0 million service credit.

The $30.0 million payment received from these arrangements was recorded as a gain in other income (expense), net in the consolidated statement of operations and comprehensive loss for the period ended December 31, 2024 and included in the cash flows from operating activities in the consolidated statement of cash flows for the same period. The $5.0 million service credit was recorded as a credit within research and development expenses.

ACELYRIN, INC. Consolidated Financial Statements

Asset Sale

In January 2024, the Company entered into an asset purchase agreement (“Purchase Agreement”) with Tenet Medicines, Inc. (“Tenet”). The Company recorded $7.0 million cash received as other income (expense), net in the consolidated statement of operations and comprehensive loss for the period ended December 31, 2024.

In consideration for the licenses and other rights Tenet received under the Purchase Agreement, the Company is entitled to receive development, regulatory and commercial milestone payments of up to $157.5 million, royalty on worldwide net sales and payments on sublicense income.

15. Restructuring

On August 10, 2024, the Company’s Board of Directors approved a plan to suspend new internal investment in the development of izokibep in hidradenitis suppurativa (“HS”), psoriatic arthritis (“PsA”) and axial spondyloarthritis (“AxSpA”), pursuant to which the Company is focusing its efforts primarily on its lonigutamab clinical program in thyroid eye disease (“TED”) and implemented an associated workforce reduction (the “Restructuring Plan”). As part of the Restructuring Plan, the Company’s workforce was reduced by 40 people, or approximately 1/3 of the Company’s then-existing headcount.

In connection with the workforce reduction, the Company incurred restructuring charges totaling $4.2 million in cash-based expenses related to one-time employee severance payments and benefits, which it recognized for the year ended December 31, 2024. Remaining employee severance payments and benefits of $0.8 million are included in restructuring liabilities in the consolidated balance sheet for the period ended December 31, 2024 and will be paid in 2025.

In the third quarter of 2024, the Company and a vendor entered into an agreement to cancel certain services under a manufacturing agreement related to the suspension of new internal development of izokibep in HS, PsA and AxSpA. All post-cancellation obligations were settled in the fourth quarter of 2024. The Company incurred net restructuring charges of $7.2 million consisting of $42.9 million of expense in connection with such cancellation of services netted against $35.7 million credit voucher received as part of the agreement to cancel services upon payment of the amounts due to the manufacturer, and recognized those costs (calculated using the average applicable exchange rate in the period ended December 31, 2024. The current balance of the credit voucher was $24.3 million as of December 31, 2024.

For the period ended December 31, 2024, the Company recognized total restructuring charges of $11.4 million. Restructuring costs were included in restructuring in the consolidated statement of operations and comprehensive loss for the year ended December 31, 2024.

The following table summarizes the change in the Company’s restructuring liabilities for the year ended December 31, 2024 (in thousands):

ACELYRIN, INC. Consolidated Financial Statements

	Severance and other employee-related benefits	Service cancellation costs	Total
Balance at December 31, 2023	—	—	—
Restructuring charges	4,171	42,896	47,067
Cash payments	(3,342)	(41,203)	(44,545)
Revaluation	—	(1,693)	(1,693)
Balance at December 31, 2024	829	—	829

16. Income Taxes

No provision for income taxes was recorded for the year ended December 31, 2024 and 2023, as the Company operated with taxable losses. The Company has incurred net operating losses only in the United States since its inception.

A reconciliation of the U.S. federal statutory income tax rate to the Company’s effective income tax rate was as follows:

	Year Ended December 31,
	2024	2023
Income tax computed at federal statutory rate	21.00%	21.00%
State taxes	0.42	0.07
Other permanent differences	(2.79)	(1.03)
Research credits	1.15	1.12
Change in valuation allowance	(19.78)	(14.38)
IPR&D	—	(6.78)
Effective income tax rate	—%	—%

ACELYRIN, INC. Consolidated Financial Statements

Significant components of the deferred tax assets and liabilities were as follows (in thousands):

	Year Ended December 31,
	2024	2023
Deferred Tax Assets:
Net operating loss carry forwards	$33,773	$19,640
Capitalized R&E expenditures	76,874	52,911
Intangibles	19,840	14,439
Research credits	10,426	6,898
Lease liability	1,541	298
Other	6,791	4,782
Total deferred tax assets	149,245	98,968
Less: Valuation allowance	(147,820)	(98,716)
Net deferred tax assets	$1,425	$252

Right-of-use asset (ROU)	$(1,425)	$(252)
Net deferred tax liability	$(1,425)	$(252)
Total net deferred tax assets	$—	$—

Beginning January 1, 2022, the Tax Cuts and Jobs Act, or the Tax Act, eliminated the option to deduct research and development expenditures in the current year and requires taxpayers to capitalize such expenses pursuant to Internal Revenue Code Section 174. The capitalized expenses are amortized over a 5-year period for domestic expenses and a 15-year period for foreign expenses.

A valuation allowance is required to be established when it is more likely than not that all or a portion of a deferred tax asset will not be realized. Realization of deferred tax assets is dependent upon future earnings, the timing and amount of which are uncertain. The Company believes that, based on a number of factors such as the history of operating losses, it is more likely than not that the deferred tax assets will not be fully realized, such that a full valuation allowance has been recorded. The valuation allowance increased by $49.1 million and $75.0 million for the years ended December 31, 2024 and 2023, respectively, primarily due to changes in capitalized R&D expenditures, net operating loss carry forwards, research and development credits, and capitalization of certain intangibles.

The following table sets forth the Company’s federal and state net operating loss carryforwards and tax credits as of December 31, 2024 (dollars in thousands):

	Amount	Begin to Expire
Net operating losses, federal	$159,654	Do Not Expire
Net operating losses, state	$5,820	2041
Tax credits, federal	$12,343	2041
Tax credits, state	$1,973	Do Not Expire

Federal and state laws impose substantial restrictions on the utilization of net operating loss and tax credit carryforwards in the event of an ownership change for tax purposes, as defined in Section 382 of the Internal Revenue Code. As a result of such ownership changes, the annual limitation may result in the expiration of net operating losses and credits before utilization. The Company completed a Section 382 analysis through December 31, 2023, the most recent year the

ACELYRIN, INC. Consolidated Financial Statements

Company experienced an ownership change. The Company's net operating losses and credits were substantially free of limitations as of December 31, 2023.

Uncertain Tax Positions

A reconciliation of the beginning and ending balances of the unrecognized tax benefits during the year ended December 31, 2024 and 2023 are as follows (in thousands)

	Year Ended December 31,
	2024	2023
Beginning balance	$2,348	$516
Increase in tax positions in the current period	1,658	1,600
Reductions for tax positions of prior years	(436)	—
Additions for tax positions of prior years	—	233
Ending balance	$3,570	$2,348

The entire amount of the unrecognized tax benefits would not impact the Company’s effective tax rate if recognized. The Company has elected to include interest and penalties as a component of tax expense. The Company determined that no accrual for interest and penalties related to unrecognized tax benefits was required as of December 31, 2024 and 2023. The Company does not anticipate that the amount of existing unrecognized tax benefits will significantly increase or decrease during the next 12 months.

The Company is subject to examination by the U.S. federal and state tax authorities from inception to December 31, 2024. To the extent the Company has tax attribute carryforwards, the tax years in which the attribute was generated may still be adjusted upon examination by the Internal Revenue Service and state tax authorities to the extent utilized in a future period.

17. Subsequent Events

Merger Agreement

On February 6, 2025, the Company, Alumis Inc., a Delaware corporation (“Alumis”), and Arrow Merger Sub, Inc., a Delaware corporation and a wholly owned subsidiary of Alumis (“Merger Sub”), entered into an Agreement and Plan of Merger (the “Merger Agreement”), pursuant to which, among other matters, and subject to the satisfaction or waiver of the conditions set forth in the Merger Agreement, Merger Sub will merge with and into the Company, with the Company continuing as a wholly owned subsidiary of Alumis and the surviving corporation of the merger.

Sublease

In February 2025, the Company, as a sublessor, entered into a sublease agreement to sublease its former offices located at 651 Gateway Blvd., 6th Floor, South San Francisco, California to a third-party subtenant through October 31, 2027 (the remaining duration of the lease). The average annual rent of the sublease is approximately $1.0 million.

Limited-Duration Stockholder Rights Plan

On March 13, 2025, the Company's Board of Directors approved the adoption of a limited-duration stockholder rights plan (the “Rights Plan”) pursuant to a Rights Agreement with Computershare Trust Company, N.A., as rights agent (the “Rights Agreement”). Pursuant to the Rights Plan, the Company will issue one right (a "Right") for each issued and outstanding share of the Company’s common stock as of the close of business on March 24, 2025. The rights will become exercisable only if a person or a group of affiliated or associated persons has become an “Acquiring Person,” which is defined in the Rights Agreement as a person or group of affiliated or associated persons who, at any time after March 13, 2025, acquires or obtains the right to acquire beneficial ownership of 10% or more of the Company’s outstanding common stock (20% in the case of a person who reports their beneficial ownership on Schedule 13G) (the “Triggering Percentage”). In that case, each holder of a right (other than the Acquiring Person, whose rights will become void and will not be exercisable) will be entitled to purchase one one-thousandth of a share of the Company’s Series A Junior Participating Preferred Stock at a price of $16. Under the Rights Plan, any person who currently owns more than the applicable Triggering Percentage may continue to own its shares of common stock but may not acquire any additional shares without triggering the Rights Plan. In addition, the Rights Plan has customary flip-over and exchange features. The Rights Plan became effective on March 13, 2025 and will expire on March 12, 2026 unless earlier redeemed by the Company.